Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 127 to Registration Statement No. 002-61760 on Form N–1A of our report dated December 17, 2015 relating to the financial statements and financial highlights of Fidelity Stock Selector Small Cap Fund, a fund of Fidelity Capital Trust, appearing in the Annual Report on Form N-CSR of Fidelity Capital Trust for the year ended October 31, 2015, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts

November 29, 2016